Exhibit 4.4

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 3, 2005 by and among:

1.	Thinkplus Investments Limited, an international business company organized under the laws of the British Virgin Islands (the “Company”);

2.	Worksoft Creative Software Technology Co., Ltd. a limited liability company established under the laws of the PRC and a wholly-owned subsidiary of the Company (the “PRC Subsidiary”);

3.	WorkSoft Creative Software Technology Limited, an international business company organized under the laws of the British Virgin Islands (the “BVI Subsidiary” and collectively with the PRC Subsidiary and the Japan Subsidiary (defined below), the “Subsidiaries” and each, a “Subsidiary”);

4.	Inno Global Technology Limited, a company organized under the laws of the British Virgin Islands (“Inno”);

5.	Button Software Limited, a company organized under the laws of the British Virgin Islands (“Button”);

6.	Team Dragon International Limited, a company organized under the laws of the British Virgin Islands (“Dragon”);

7.	Chen Shuning and David Lifeng Chen (collectively, the “Founders” and each, a “Founder”);

8.	LC Fund II (“Legend”);

9.	DCM IV, L.P. and DCM Affiliates Fund IV, L.P. (collectively, “DCM”); and

10.	Harper Capital (“Harper”).

Dragon, Inno and Button are referred to collectively herein as the “Ordinary Shareholders”, and each, an “Ordinary Shareholder”. Button and Dragon are referred to collectively herein as “Founder Entities”, and each, a “Founder Entity”. The Ordinary Shareholders and the Founders are referred to collectively herein as the “Seller Parties”, and each, a “Seller Party”. Legend, DCM and Harper are referred to collectively herein as the “Investors”, and each, an “Investor”. The Company and the Subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”.

RECITALS:

A. The Company desires to issue and sell to the Investor and the Investor desires to purchase from the Company 717,500 Series A preferred shares, par value US$0.01 per share, of the Company (the “Series A Shares”) on the terms and conditions set forth in this Agreement;

B. The BVI Subsidiary is an international business company incorporated on August 6, 2004 under the laws of the British Virgin Islands with its principal place of business at 3F, Building 8, Zhongguancun Software Park, Haidian District, Beijing, China;

C. The PRC Subsidiary is a wholly foreign-owned enterprise established on July 2, 2004 under the laws of the PRC with its principal place of business at 3F, Building 8, Zhongguancun Software Park, Haidian District, Beijing, China;

D. WorkSoft Japan Co., Ltd., a company limited by shares organized under the laws of Japan (the “Japan Subsidiary”), was established on March 18, 2002 and has its principal place of business at Nanpeidai-chiyoda Building 7F, 1-10 Nanpeidai, Shibuya-ku, Tokyo, Japan 150-0036;

E. The Company owns 100% of the equity interest in each of the BVI Subsidiary and PRC Subsidiary and 51% of the equity interest in the Japan Subsidiary; and

F. Each of the Subsidiaries is engaged in the business of development of computer software; provision of technical and informational (excluding intermediary) consultation for domestic products; property management of buildings and the sale of self-produced products (the “Principal Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SHARES

1.1. Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 717,500 Series A Shares having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”).

1.2. Agreement to Purchase and Sell. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Investor, and each Investor hereby agrees to purchase from the Company, on the date of the Closing, the respective number of Series A Shares set forth opposite its name in Schedule 1.2 hereto at a price of US$10.00 per share (the “Purchase Price”), amounting to an aggregate purchase price of seven million one hundred and seventy-five thousand U.S. dollars (US$7,175,000). The Series A Shares to be purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares” and the ordinary shares of the Company issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares”. The Purchase Price shall be paid by wire transfer of funds to a designated account of the Company or by cancellation of indebtedness, provided that wire transfer instructions are delivered to the Investors at least five (5) business days prior to the Closing.

2. CLOSINGS; DELIVERY

2.1. Closing. Subject to the fulfillment of the conditions to closing as set forth in Section 6, the sale of the Purchased Shares shall be held at the offices of Morrison & Foerster LLP in Beijing, China, on February 21, 2005 or at such other time and place as the Company and the Investors may mutually agree upon (the “Closing”).

2.2. Delivery. At the Closing, the Company will deliver to the Investors the Series A Shares against the payment of the Purchase Price.

3. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE SELLER PARTIES.

The Group Companies and the Seller Parties (other than Inno), jointly and severally, and Inno, severally and only as to Sections 3.1 through 3.5 below, hereby represent and warrant to the Investors, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (which Disclosure Schedule shall be deemed to be representations and warranties to such Investors), as of the date hereof and the date of the Closing hereunder, as follows (notwithstanding anything to the contrary herein, (i) each of Inno’s representations and warranties contained in this Section 3 shall be subject to its best knowledge, (ii) Inno’s liability for its breach of the representations and warranties contained herein shall not exceed the fair market value, as reasonably determined by the Board of Directors of the Company, of the securities of the Company held by Inno, and (iii) in indemnifying and compensating the Investors with respect to any breach of its representations and warranties, Inno shall have the right, at its sole discretion, to elect among cash payment, transfer to the Investors at no cost Ordinary Shares (as defined below) of equivalent value, or a combination thereof):

3.1. Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

3.2. Capitalization.

(a) Authorized Share Capital. Immediately prior to the Closing, the authorized share capital of the Company consists of the following: (i) A total of 4,282,500 authorized ordinary shares, par value US$0.01 per share, of the Company (the “Ordinary Shares”), of which 1,150,000 shares are issued and outstanding, and (ii) 717,500 Series A Shares, none of which are outstanding.

(b) Options, Warrants, Reserved Shares. The Company has reserved sufficient number of Ordinary Shares for issuance upon the conversion of the Purchased Shares. Except for (i) the conversion privileges of the Purchased Shares, (ii) the preemptive rights provided in the Shareholders Agreement to be entered into at the Closing and attached hereto as Exhibit C (the “Shareholders Agreement”), (iii) 186,750 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees pursuant to the employee equity incentive plans approved by the Board of Directors of the Company and by the Investors, (iv) as provided in the Memorandum and Articles of Association of the Company and (v) as contemplated hereby, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 3.2 and the Shareholders Agreement, no shares (including the Purchased Shares and the Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(c) Outstanding Security Holders. A complete and current list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof is set forth in Section 3.2(c) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

(d) Lock-Up. As of the Closing, all outstanding securities of the Company, including, without limitation, all outstanding share capital of the Company, all shares of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, will have been subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Act”) in a form substantially identical to Section 2.13 of the Shareholders Agreement.

(e) No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

3.3. Subsidiaries; Group Structure.

(a) Except for the BVI and PRC Subsidiaries, one hundred percent (100%) of the equity interest of which is owned by the Company, and the Japan Subsidiary, 51% of the equity interest of which is owned by the Company, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Each Subsidiary does not have any subsidiaries, does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity and does not maintain any offices or branches or subsidiaries except for its offices indicated in the Recitals.

(b) As of the Closing, each Subsidiary shall possess all requisite approvals, permits and licenses for the conduct of the Principal Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property.

(c) There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interest in each of the Subsidiaries.

3.4. Due Authorization. All corporate action on the part of the Seller Parties and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Group Companies and the Seller Parties under, this Agreement, the Shareholders Agreement, the Founder Loan Agreement (as defined below), the Share Pledge Agreement (as defined below) and any other agreements to which it is a party and the execution of which is contemplated hereunder (the “Ancillary Agreements” and collectively with this Agreement, the “Agreements”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Series A Shares has been taken or will be taken prior to the Closing. Each of this Agreement, the Shareholders Agreement and the Ancillary Agreements is a valid and binding obligation of the Group Companies and the Seller Parties enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5. Valid Issuance of Purchased Shares.

(a) The Purchased Shares and Conversion Shares, when issued, sold and delivered in accordance with the terms of this Agreement will be duly and validly issued, fully paid and nonassessable.

(b) The outstanding capital shares of the Company are duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

3.6. Liabilities. Except as reflected in the Financial Statements, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except in the ordinary course of business.

3.7. Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge,

lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the best of its and each Seller Party’s knowledge, such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.8. Status of Proprietary Assets. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority. Each Group Company (i) has independently developed and owns (or can obtain on commercially reasonable terms) free and clear of all claims, security interests, liens or other encumbrances, or (ii) has (or can obtain on commercially reasonable terms) a valid right or license to use all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted, the lack of which could reasonably be expected to have a Material Adverse Effect, and without any conflict with or infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software, agreements with its employees or consultants, support/maintenance agreements or agreements entered into in the ordinary course of business of such Group Company. No Group Company or Seller Party has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of the Group Companies and the Seller Parties, is there any reasonable basis therefor. To the best knowledge of each Group Company and each Seller Party, none of the Seller Parties nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of any of the Agreements, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, to the best knowledge of each Group Company and Seller Party, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each Group Company and Seller Party believes that it will not be necessary to utilize without proper authorization any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company.

3.9. Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) materially obligate such Group Company to share, license or develop any product or technology are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsel. For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of twenty-five thousand U.S. dollars (US$25,000) or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any material penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software) or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

3.10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of each Group Company and Seller Party, currently threatened in writing) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best of each Group Company’s and Seller Party’s knowledge, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the best knowledge of each Group Company and Seller Party, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the best knowledge of each Group Company and Seller Party, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11. Compliance with Laws; Consents and Permits. None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company and each Seller Party in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing. Based in part on the representations of the Investors set forth in Section 4 below, the offer, sale and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the Act and each other analogous provision of applicable securities law. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.

3.12. Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents of the respective Group Company (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement and the other Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the best knowledge of each Group Company and Seller Party, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any material lien, charge or encumbrance upon any asset of any Group Company.

3.13. Disclosure. Each Group Company and Seller Party has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Purchased Shares and all information that each of the Group Companies and the Seller Parties believes is necessary to enable the Investors to make such decision. No representation or warranty by any Group Company or Seller Party in this Agreement and no information or materials provided by any Group Companies or Seller Party to the Investor in writing in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby, when taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.14. Registration Rights. Except as provided in the Shareholders Agreement, none of the Group Companies or the Seller Parties have granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the equity interest in any of the Subsidiaries) on any securities exchange. Except as contemplated under this Agreement and the other Agreements, there are no voting or similar agreements which relate to the share capital of the Company or the equity interests of any other Group Company.

3.15. Financial Advisor Fees. There exists no agreement or understanding between any Group Company or any of its affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

3.16. Financial Statements.

(a) The Company has delivered to the Investors the unaudited consolidated balance sheet, income statement and cash flow statement for each Group Company for the fiscal year ending on December 31, 2004 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements” and December 31, 2004, the “Balance Sheet Date”). Such Financial Statements shall be (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the respective Group Company’s material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the PRC GAAP.

(b) Each Group Company has good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, or (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, and except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as disclosed in the Financial Statements, none of the Group Companies or Seller Parties is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company has maintained a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

3.17. Activities Since Balance Sheet Date. Since the Balance Sheet Date, with respect to any Group Company, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(d) any waiver by such Group Company or any Seller Party of a valuable right or of a material debt;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any material change or amendment to a material contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of such Group Company;

(i) any resignation or termination of any key officer or employee of such Group Company, including any of the Founders;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by such Group Company or any Seller Party, with respect to any of such Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company in excess of ten thousand U.S. dollars (US$10,000) or in excess of twenty-five thousand U.S. dollars (US$25,000) in the aggregate;

(l) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company;

(m) any failure to conduct business in the ordinary course, consistent with such Group Company’s past practices;

(n) any transactions with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p) any agreement or commitment by such Group Company or any Seller Party to do any of the things described in this Section 3.17.

3.18. Tax Matters. The provisions for taxes in the respective Financial Statements are adequate for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since Balance Sheet Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.19. Interested Party Transactions. No Seller Party nor any officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). To the best knowledge of each Group Company and each Seller Party, no officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Seller Party nor any Affiliate or Associate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Seller Party nor any officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company or any Seller Party is a party or by which it may be bound or affected. There is no agreement between any Seller Party and any other shareholder with respect to the ownership or control of any Group Company.

3.20. Environmental and Safety Laws. None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.21. Employee Matters. The Group Companies have complied in all material aspects with all applicable employment and labor laws. The Group Companies are not aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. The Group Companies are not party to or bound by any currently effective employment contract, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Each employee, officer, director and consultant of the Group Companies has duly executed a confidential information and invention assignment agreement (the “Confidentiality Agreement”) in form and substance satisfactory to the Investor and neither the Group Companies nor the Seller Parties is aware, after reasonable investigation, that any of such employees, officers, directors or consultants are in violation thereof.

3.22. Exempt Offering. The offer and sale of the Purchased Shares under this Agreement are exempt from the registration requirements of the Act and from the registration or qualification requirements of any other applicable securities laws and regulations, and the issuance of Ordinary Shares upon conversion of the Purchased Shares in accordance with the Company’s Memorandum and Articles of Association, will be exempt from such registration or qualification requirements.

3.23. No Other Business. The Company was formed solely to acquire and hold an equity interest in the Subsidiaries and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in the Subsidiaries. Each of the Subsidiaries is engaged solely in the Principal Business and has no other activities.

3.24. Minute Books. The minute books of each Group Company that have been made available to the Investors contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

3.25. Other Representations and Warranties Relating to the PRC Subsidiary.

(a) The constitutional documents and certificates of the PRC Subsidiary are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(b) All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the PRC Subsidiary have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c) All filings and registrations with the PRC authorities required in respect of the PRC Subsidiary and its operations, including but not limited to the registrations with the Ministry of Foreign Trade and Economic Cooperation (or its successor, the Ministry of Commerce), the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities, and PRC health regulatory authorities have been duly completed in accordance with the relevant rules and regulations.

(d) The registered capital of the PRC Subsidiary is fully paid up. The Company legally and beneficially owns 100% of the equity interest in the PRC Subsidiary. There are no outstanding rights, or commitments made by the Company to sell any of its equity interest in the PRC Subsidiary.

(e) the PRC Subsidiary is not in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f) The PRC Subsidiary has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g) In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the PRC Subsidiary which are subject to periodic renewal, neither the Group Companies nor any Seller Party has any valid reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h) With regard to employment and staff or labor management, the PRC Subsidiary has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions, except where the failure to do so would reasonably be expected to have a Material Adverse Effect.

(i) All PRC regulatory and corporate authorizations and approvals, where applicable, have been obtained in respect of the transactions contemplated herein, and such authorizations and approvals currently, or will be as of the Closing, valid and subsisting at PRC law and in accordance with their respective terms.

3.26. Insurance. Each Group Company has in full force and effect fire and casualty insurance policies sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor represents and warrants to the Company as follows:

4.1. Authorization. Such Investor has all requisite power, authority and capacity to enter into this Agreement and the other Agreements, and to perform its obligations under this Agreement and such other Agreements. This Agreement has been duly authorized, executed and delivered by such Investor. The Agreements, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2. Purchase for Own Account. The Purchased Shares and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Purchased Shares or Conversion Shares.

4.3. Exempt from Registration; Restricted Securities. Such Investor understands that the Purchased Shares and the Conversion Shares will not be registered under the Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on such Investor’s representations set forth in this Agreement. Such Investor understands that the Purchased Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Act; that the Purchased Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

4.4. Legends. Such Investor understands and agrees that the certificates evidencing the Purchased Shares or the Conversion Shares, or any other securities issued in respect of the Purchased Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Shareholders Agreement or under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

4.5. Representations by Non-U.S. Persons. If an Investor is not a United States person, such Investor’s subscription and payment for, and such Investor’s continued beneficial ownership of, the Purchased Shares and the Conversion Shares will not violate any applicable securities or other laws of such Investor’s jurisdiction.

5. COVENANTS OF THE GROUP COMPANIES AND THE SELLER PARTIES.

Each of the Group Companies and the Seller Parties covenants to the Investors as follows:

5.1. Use of Proceeds from the Sale of Purchased Shares. The proceeds to the Company from the sale of the Purchased Shares (the “Proceeds”) shall be used for (i) business expansion, capital expenditures and general working capital in the Principal Business and (ii) providing loans to certain Seller Parties pursuant to the Loan Agreement attached as Exhibit E hereto (the “Founder Loan Agreement”).

5.2. Business of the Company. The business of the Company shall be restricted to the holding, management and disposition of equity interest in the PRC Subsidiary.

5.3. Business of the Subsidiaries. The business of the Subsidiaries shall be restricted to the Principal Business.

5.4. Directors of the Subsidiaries. The Board of Directors of each of the BVI and PRC Subsidiaries shall have the same composition as the Board of Directors of the Company.

5.5. Equity Compensation. The Company shall not directly or indirectly issue Ordinary Shares, share options or other forms of equity of the Company to employees, directors or consultants except in accordance the equity incentive plans approved by the Board of Directors of the Company and by the Investors.

5.6. Confidentiality, Non-compete and Invention Assignment Agreement. The Group Companies shall cause all of their respective current employees to enter into Employment Agreements and Confidentiality and Invention Assignment Agreements in form and substance satisfactory to the Investors. The Group Companies shall further cause all of their respective future employees to enter into its standard form Employment Agreement and Confidentiality and Invention Assignment Agreement in form and substance satisfactory to the Investors.

5.7. Payment of Loan. Each of the Founders and the Founder Entities shall cause all dividends of the Company received by the Founders or the Founder Entities to be applied first to the payment of their collective obligations to the Company pursuant to the Founder Loan Agreement.

5.8. Controlled Foreign Corporation. The Company shall not, without the written consent of Investor, issue stock to any investor if following such issuance the Company, in the determination of counsel or accountants for Investor, would be a “Controlled Foreign Corporation” as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) with respect to the stock held by Investor.

5.9. PFIC. In connection with a “Qualified Electing Fund” election made by Investor pursuant to Section 1295 of the Internal Revenue Code of 1986 or a “Protective Statement” filed by Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to Investor in the form attached hereto as Exhibit H and shall provide Investor with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that an Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the

Company’s earnings and profits pursuant to Section 1293 of the United States Internal Code of 1986, as amended (or any successor thereto), the Company agrees to make a dividend distribution to such Investor (no later than 90 days following the end of the Investor’s taxable year or, if later, 90 days after the Company is informed by Investor that Investor has been required to recognize such an income inclusion) in an amount equal to 50% of the amount so included by such Investor.

5.10. Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investors, except that the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any of the Group Companies or Seller Parties comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by the Group Companies or the Seller Parties, and/or

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c) might affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares,

such Group Company or Seller Party shall give immediate written notice thereof to the Investors in which event each Investor may within fourteen (14) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that such Investor may have under this Agreement or applicable law. In such case, each of the Group Companies and the Seller Parties shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of the Agreements.

5.11. Inno’s Release. Effective upon the Closing, Inno, on behalf of itself and its past, present and future affiliates, directors, and their heirs, successors and assigns (collectively, “Inno Persons”), hereby irrevocably releases and forever discharges the Group Companies and their respective past, present and future affiliates, directors, and their heirs, successors and assigns (collectively, “Group Company Persons”) from any and all past, present or future actual or potential claims, related in any way to Inno’s shareholding in the Company (collectively, “Claims”), which Inno Persons may have or could have against any Group Company Person, including without limitation any Claims relating to the depletion or dimunition in value of the assets or properties of, or the incurrence of any liabilities or obligations by, any Group Company, but excluding any Claims arising out of any acts or omissions of any Group Company which should not have been within the knowledge of any Inno Person after due inquiry as of the Closing. Inno acknowledges and agrees that the consideration received by it for the execution and delivery of this Agreement and the other Agreements was fully negotiated and bargained for and constitutes full and fair consideration for its release as set forth herein.

6. CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligation of each Investor to purchase the Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of the Investor on or prior to the Closing, of the following conditions:

6.1. Representations and Warranties True and Correct. The representations and warranties made by the Group Companies and the Seller Parties in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2. Performance of Obligations. Each of the Group Companies and the Seller Parties shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.4. Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

6.5. Compliance Certificate. At the Closing, the Group Companies and the Seller Parties shall deliver to the Investor certificates, dated the date of the Closing, signed by the Company’s President or director, the legal representative of each of the Group Companies and the Seller Parties certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Group Companies since the date of this Agreement.

6.6. Securities Laws. The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

6.7. Amendment to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders and duly filed with the Registrar of Companies in the British Virgin Islands.

6.8. Register of Members. The Investors shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Closing, updated to show the Investors as the holders of their respective number of Purchased Shares as of the Closing.

6.9. Appointment of Directors. As of the Closing, the Board of Directors of the Company and each of the BVI and PRC Subsidiaries shall consist of Chen Shuning, Qi Zhan, Zhong Shan, Chen Hao and Robert Theis.

6.10. Opinions of Company’s Counsel. The Investors shall have received from British Virgin Islands and PRC counsel to the Group Companies opinions addressed to the Investors, dated the date of the Closing, in form and substance satisfactory to the Investors.

6.11. Execution of Shareholders Agreement. The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company and all other parties thereto (except for the Investors).

6.12. Share Pledge Agreement. Each of the Company, Button and Dragon shall have executed and delivered the Share Pledge Agreement substantially in the form set forth in Exhibit D hereto.

6.13. Confidentiality, Non-compete and Invention Assignment Agreement. Each key employee of the Group Companies as designated by the Investors shall have entered into an Employment Agreement and Confidentiality and Invention Assignment Agreement in form and substance satisfactory to the Investors.

6.14. Good Standing. The Investor shall have received a certificate of good standing issued by the Registrar of Companies of the British Virgin Islands certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

6.15. Due Diligence. The Investors shall have completed their legal, financial, technical and business due diligence investigation of the Group Companies to their satisfaction.

6.16. No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

6.17. Execution of the Founder Loan Agreement. Each of the Company, Button and Dragon shall have executed and delivered the Founder Loan Agreement and the Loans (as defined in the Founder Loan Agreement) shall have been disbursed to Button and Dragon as provided therein.

6.18. The Seller Parties shall have delivered evidence satisfactory to the Investors that the Inno Loans (as defined in the Founder Loan Agreement) have been repaid in full and the following documents are null and void and have no force or effect whatsoever as of the Closing:

(a) Subscription and Shareholders’ Agreement relating to Thinkplus Investments Limited, dated as of June 21, 2004, by and between Inno, Button, Dragon, and the Company and all ancillary documents thereto;

(b) The Loan Agreement, HK$14,150,000 Short Term Loan Facility, dated as of June 21, 2004, by and between Inno, Button, and Dragon;

(c) The Company Share Charge Deed, dated as of June 21, 2004, by and between Button, Dragon, and Inno;

(d) The Borrower 1 Share Charge Deed, dated as of June 21, 2004, by and between the Share Chargers (as defined therein) and Inno; and

(e) The Borrower 2 Share Charge Deed, dated as of June 21, 2004, by and between the Share Chargers (as defined therein) and Inno ((a) through (e) above, collectively, the “Prior Deal Documents”).

6.19. Indemnification Agreements. The Company shall have entered into Indemnification Agreement with each of the Investors and/or the Series A Directors substantially in the form attached hereto as Exhibit F.

6.20. Management Rights Letter. The Company shall have entered into a letter agreement with DCM substantially in the form attached hereto as Exhibit G.

7. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement with respect to the Investors are subject to the fulfillment at or before the Closing of the following conditions:

7.1. Representations and Warranties. The representations and warranties of the Investors contained in Section 4 hereof shall be true and correct as of the Closing.

7.2. Payment of Purchase Price. The Investors shall have delivered to the Company the Purchase Price in accordance with Section 2.

7.3. Restated Articles Effective. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action by its Board of Directors and shareholders, and shall have been duly filed with and accepted by the Registrar of Companies of the British Virgin Islands.

7.4. Securities Exemptions. The offer and sale of the Purchased Shares to the Investors pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

7.5. Execution of Shareholders Agreement. The Investors shall have executed and delivered to the Company the Shareholders Agreement.

8. MISCELLANEOUS

8.1. Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law (or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties hereunder.

8.2. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

8.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Group Companies or Seller Parties without the written consent of the Investors.

8.4. Entire Agreement. This Agreement, the other Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.5. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile or electronic mail at the number or address set forth in Exhibit I hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit I; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit I with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile or electronic mail shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.5 by giving, the other parties written notice of the new address in the manner set forth above.

8.6. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Group Companies, Seller Parties, and the Investors.

8.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such non-breaching party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to each party hereto shall be cumulative and not alternative.

8.8. Finder’s Fees. Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to severally indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.9. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.11. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.12. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 7 of the Shareholders Agreement.

8.13. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.14. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.14(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

8.15. Expenses. The Company shall bear all of the Investors’ out-of-pocket third party expenses related to this transaction, including, without limitation, the reasonable fees and disbursements of the Investors’ counsel up to a maximum of fifty thousand U.S. dollars (US$50,000). If the transaction is terminated, the Company shall bear all of the Investors’ out-of-pocket third party expenses related to drafting of the legal documentation of this transaction, including, without limitation, the reasonable fees and disbursements of the Investors’ counsel up to a maximum of twenty-five thousand U.S. dollars (US$25,000).

8.16. Termination. This Agreement may be terminated by Investors on or after February 28, 2005, by written notice to the Company, if the Closing has not occurred on or prior to such date. Such termination under this Section 8.16 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

THINKPLUS INVESTMENTS LIMITED

By:	/s/ Chen Shuning
Name:
Title:

WORKSOFT CREATIVE SOFTWARE TECHNOLOGY LIMITED

By:	/s/ Chen Shuning
Name:
Title:

By:	/s/ Chen Shuning
Name:
Title:

THE ORDINARY SHAREHOLDERS:

INNO GLOBAL TECHNOLOGY LIMITED

By:	/s/ Zhu Baoguo
Name:
Title:

BUTTON SOFTWARE LIMITED

By:	/s/ Chen Shuning
Name:
Title:

TEAM DRAGON INTERNATIONAL LIMITED

By:	/s/ Xu Jinzhou
Name:
Title:

SIGNATURE PAGE TO THINKPLUS SERIES A PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ Chen Shuning
Shuning Chen

/s/ David Lifeng Chen
David Lifeng Chen

THE INVESTORS:

LC FUND II

By:	/s/ Chen Hao
Name:	Chen Hao
Title:	Managing Director

DCM IV, L.P.

By:	DCM Investment Management IV, L.L.C.
Its General Partner

/s/ Robert I. Theis
Robert I. Theis, Managing Member

DCM AFFILIATES FUND IV, L.P.

By:	DCM Investment Management IV, L.L.C.
Its General Partner

/s/ Robert I. Theis
Robert I. Theis, Managing Member

HARPER CAPITAL

By:	/s/ Steven Xi
Name:	Steven Xi
Title:	Managing Director

SIGNATURE PAGE TO THINKPLUS SERIES A PURCHASE AGREEMENT

Schedule 1.2

Schedule of Investors

Investor	No. of Series A Shares	Purchase Price (US$)
LC Fund II	350,000	3,500,000.00
DCM IV, L.P.	341,320	3,413,200.00
DCM Affiliates Fund IV, L.P.	8,680	86,800.00
Harper Capital	17,500	175,000.00
TOTAL	717,500	7,175,000.00

LIST OF EXHIBITS

Exhibit A	Restated Articles

Exhibit B	Disclosure Schedule

Exhibit C	Shareholders Agreement

Exhibit D	Share Pledge Agreement

Exhibit E	Founder Loan Agreement

Exhibit F	Indemnification Agreement

Exhibit G	Management Rights Letter

Exhibit H	PFIC Annual Information Statement

Exhibit I	Notices

EXHIBIT A

Restated Articles

EXHIBIT B

Disclosure Schedule

EXHIBIT C

Shareholders Agreement

EXHIBIT D

Share Pledge Agreement

EXHIBIT E

Founder Loan Agreement

EXHIBIT F

Indemnification Agreement

EXHIBIT G

Management Rights Letter

[COMPANY LETTERHEAD]

[DATE]

DCM IV, L.P.

DCM Affiliates Fund IV, L.P.

Re: Management Rights

Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of 350,000 Series A Preferred Shares of Thinkplus Investments Limited (the “Company”), DCM IV, L.P. and DCM Affiliates Fund IV, L.P. (collectively, the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights and other rights specifically provided to all investors in the current financing:

1. The Company shall provide to you at your written request, within 30 days of the end of each calendar year, a list of all holders of equity interests and rights to acquire equity interests in the Company as of the end of such year, and the type and amount of such securities held by each such holder.

2. The Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with you regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

3. The Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

4. If the Investor is not represented on the Company’s Board of Directors, the Company shall give a representative of the Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board of Directors with respect to the Investor’s concerns regarding significant business issues facing the Company.

The Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter.

The rights described herein shall terminate and be of no further force or effect upon (a) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with a firm-commitment underwritten offering of its securities to the public or (b) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality provisions hereof will survive any such termination.

Very truly yours,

THINKPLUS INVESTMENTS LIMITED

By:
Title:

AGREED AND ACCEPTED:

DCM IV, L.P. DCM Affiliates Fund IV, L.P.

By:	DCM Investment Management IV, L.L.C.,
General Partner

By:
Managing Member

EXHIBIT H

PFIC Annual Information Statement

(1)	This questionnaire applies to the taxable year of [Company] “Company” beginning on January 1, 20 , and ending on December 31, 20 .

(2)	PLEASE CHECK HERE IF 75% OR MORE OF THE COMPANY’S GROSS INCOME CONSTITUTES PASSIVE INCOME.

Passive income: For purposes of this test, passive income includes:

•	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

•	Net gains from the sale or exchange of property—

•	which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

•	which is an interest in a trust, partnership, or REMIC; or

•	which does not give rise to income.

•	Net gains from transactions in commodities.

•	Net foreign currency gains.

•	Any income equivalent to interest.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)	PLEASE CHECK HERE IF THE AVERAGE FAIR MARKET VALUE DURING THE TAXABLE YEAR OF PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE FAIR MARKET VALUE OF ALL OF THE COMPANY’S ASSETS.

Note: This test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

•	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

•	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

•	Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

•	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

•	Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)	PLEASE CHECK HERE IF (A) MORE THAN 50% OF THE COMPANY’S STOCK (BY VOTING POWER OR BY VALUE) IS OWNED BY FIVE OR FEWER U.S. PERSONS OR ENTITIES AND (B) THE AVERAGE AGGREGATE ADJUSTED TAX BASES (AS DETERMINED UNDER U.S. TAX PRINCIPLES) DURING THE TAXABLE YEAR OF THE PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE AGGREGATE ADJUSTED TAX BASES OF ALL OF THE COMPANY’S ASSETS.

Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation

(5)	[INVESTOR] HAS THE FOLLOWING PRO-RATA SHARE OF THE ORDINARY EARNINGS AND NET CAPITAL GAIN OF THE COMPANY AS DETERMINED UNDER U.S. INCOME TAX PRINCIPLES FOR THE TAXABLE YEAR OF THE COMPANY:

Ordinary Earnings: (as determined under U.S. income tax principles)

Net Capital Gain: (as determined under U.S income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.

(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Investor] during the taxable year specified in paragraph 1. is as follows:

Cash:

Fair Market Value of Property:

(7)	Company will permit [Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

The foregoing representations are true and accurate as of the date hereof. If in any respect such representations shall cease to be true and accurate, the undersigned shall give immediate notice of such fact to [Investor].

Name of Corporation

By:

Name:

Title:

Date:

EXHIBIT I

Notices

To Inno:
To Legend:
Office Tower, Xin Xing Square
Di Wang Commercial Centre	10th Floor, Tower A
5002 Shen Nan Dong Road	Raycom Info. Tech Center
Shenzhen, China 518008	No.2 Ke Xue Yuan Nan Lu
Fax: +86-755-2583-0029	Zhong Guan Cun, Haidian District
Attention: Mr. Zhong Shan	Beijing, China 100800
Fax: +86-10-6250-9100
To Dragon:	Attention: Mr. Wang Nengguang

Room B, 38F, Building C	To DCM:
Electronic Science & Technology Building
No. 2070 Shen Nan Road	c/o DCM - Doll Capital Management
Shenzhen, China 518031	2420 Sand Hill Road Suite 200
Fax: +86-755-8327-3598	Menlo Park, California
Attention: Xu Jinzhou	USA 94025
Fax: +1-650-854-9159
To the Company, the BVI and PRC	Email: rtheis@dcmvc.com
Subsidiaries and Button:	Attention: Robert I. Theis

3F, Building 8	To Harper:
Zhongguancun Software Park
Haidian District, Beijing 100094, China	c/o Hina Group, Inc.
Fax: +86-10-8282-5268	Unit 803, IBM Tower
Attention: Chen Shuning	Pacific Century Place
2A Gongti Bei Lu, Chaoyang District
To the Founders:	Beijing 100027, China
Fax: +86-10-6539-3907
3F, Building 8	Attention: Steven Xi
Zhongguancun Software Park
Haidian District, Beijing 100094, China
Fax: +86-10-8282-5268